EXHIBIT 4



                         REVOLVING CREDIT AGREEMENT
                            [364-Day Facility]

                                   among

                            THE TIMKEN COMPANY

                                    and

                          SOCIETY NATIONAL BANK,
                        Individually and as Agent
                MORGAN GUARANTY TRUST COMPANY OF NEW YORK
                           THE BANK OF NEW YORK
                         THE BANK OF NOVA SCOTIA
                           BANK ONE, AKRON, N.A.
                              CREDIT SUISSE
                            MELLON BANK, N.A.
                              NBD BANK, N.A.
                        THE NORTHERN TRUST COMPANY
                    NATIONSBANK OF NORTH CAROLINA, N.A.
                            MIDLAND BANK, PLC


                                Dated as of
                             November 15, 1994

                            TABLE OF CONTENTS


ARTICLE I.     DEFINITIONS                                              1


ARTICLE II.    AMOUNT AND TERMS OF CREDIT                               7

SECTION 2.1.   AMOUNT AND NATURE OF CREDIT                              7

SECTION 2.2.   CONDITIONS TO LOANS                                      9

SECTION 2.3.   PAYMENT ON NOTES, ETC.                                   10

SECTION 2.4.   PREPAYMENT                                               10

SECTION 2.5.   FACILITY FEES; TERMINATION OR REDUCTION OF COMMITMENTS   11

SECTION 2.6.   INCREASED CAPITAL                                        12

SECTION 2.7.   EXTENSION OF COMMITMENT TERMINATION DATE                 12


ARTICLE III.   ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS            12

SECTION 3.1.   RESERVES OR DEPOSIT REQUIREMENTS, ETC.                   12

SECTION 3.2.   TAX LAW, ETC.                                            13

SECTION 3.3.   EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE
UNASCERTAINABLE                                                         14

SECTION 3.4.   INDEMNITY                                                14

SECTION 3.5.   CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL            14

SECTION 3.6.   FUNDING                                                  15


ARTICLE IV.    ADDITIONAL PROVISIONS RELATING TO                        15

SECTION 4.1.   INCREASED COST                                           15

SECTION 4.2.   QUOTED RATES                                             15

SECTION 4.3.   CHANGE OF LAW                                            16

SECTION 4.4.   INDEMNITY                                                16


ARTICLE V.     OPENING COVENANTS                                        16

SECTION 5.1.   RESOLUTIONS                                              16

SECTION 5.2.   LEGAL OPINION                                            17

SECTION 5.3.   CERTIFICATE OF INCUMBENCY                                17


ARTICLE VI.    COVENANTS                                                17

SECTION 6.1.   INCORPORATION BY REFERENCE                               17


ARTICLE VII.   WARRANTIES                                               17

SECTION 7.1.   EXISTENCE                                                17

SECTION 7.2.   RIGHT TO ACT                                             17

SECTION 7.3.   LITIGATION AND LIENS                                     18

SECTION 7.4.   ERISA COMPLIANCE                                         18

SECTION 7.5.   ACTUARIAL VALUATION REPORTS                              18

SECTION 7.6.   ENVIRONMENTAL CONTROL                                    18

SECTION 7.7.   FINANCIAL STATEMENTS                                     19

SECTION 7.8.   REGULATIONS                                              19

SECTION 7.9.   INVESTMENT COMPANY ACT                                   19

SECTION 7.10.  PURPOSE OF LOANS                                         19

SECTION 7.11.  SOLVENCY                                                 19

SECTION 7.12.  DEFAULTS                                                 19


ARTICLE VIII.  EVENTS OF DEFAULT                                        20

SECTION 8.1.   PAYMENTS                                                 20

SECTION 8.2.   COVENANTS                                                20

SECTION 8.3.   WARRANTIES                                               20

SECTION 8.4.   CROSS DEFAULT                                            20

SECTION 8.5.   TERMINATION OF PLAN                                      20

SECTION 8.6.   SOLVENCY                                                 20


ARTICLE IX.    REMEDIES UPON DEFAULT                                    21

SECTION 9.1.   OPTIONAL DEFAULTS                                        21
                                     ii
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SECTION 9.2.   AUTOMATIC DEFAULTS                                       21

SECTION 9.3.   OFFSETS                                                  21

SECTION 9.4.   EQUALIZATION PROVISION                                   22


ARTICLE X.     CHANGE OF CONTROL                                        22

SECTION 10.1.  CHANGE OF CONTROL OPTION                                 22


ARTICLE XI.    THE AGENT                                                23

SECTION 11.1.  APPOINTMENT AND AUTHORIZATION                            23

SECTION 11.2.  NOTE HOLDERS                                             24

SECTION 11.3.  CONSULTATION WITH COUNSEL                                24

SECTION 11.4.  DOCUMENTS                                                24

SECTION 11.5.  AGENT AND AFFILIATES                                     24

SECTION 11.6.  KNOWLEDGE OF DEFAULT                                     24

SECTION 11.7.  ACTION BY AGENT                                          24

SECTION 11.8.  NOTICES, DEFAULT, ETC.                                   24

SECTION 11.9.  INDEMNIFICATION                                          25


ARTICLE XII.   MISCELLANEOUS                                            25

SECTION 12.1.  BANKS' INDEPENDENT INVESTIGATION                         25

SECTION 12.2.  NO WAIVER; CUMULATIVE REMEDIES                           25

SECTION 12.3.  AMENDMENTS, CONSENTS                                     25

SECTION 12.4.  NOTICES                                                  26

SECTION 12.5.  COSTS, EXPENSES AND TAXES                                26

SECTION 12.6.  OBLIGATIONS SEVERAL                                      26

SECTION 12.7.  EXECUTION IN COUNTERPARTS                                27

SECTION 12.8.  BINDING EFFECT; ASSIGNMENT; PARTICIPATIONS               27

SECTION 12.9.  GOVERNING LAW                                            27

SECTION 12.10.  SEVERABILITY OF PROVISIONS; CAPTIONS                    27

SECTION 12.11.  JURY TRIAL WAIVER                                       28


ANNEX A                                                                 39

EXHIBIT A                                                               40

EXHIBIT A-1                                                             42

                         REVOLVING CREDIT AGREEMENT

     Revolving Credit Agreement, effective as of the 15th day of November, 1994 (hereinafter sometimes called this credit agreement) between THE TIMKEN COMPANY, an Ohio corporation (hereinafter sometimes called the Borrower), the banking institutions named in Annex A attached hereto and made a part hereof (hereinafter sometimes collectively called the Banks and individually Bank) and SOCIETY NATIONAL BANK, Cleveland, Ohio, as Agent for the Banks under this credit agreement (hereinafter sometimes called the Agent).

                         ARTICLE I.  DEFINITIONS

     As used in this credit agreement, the following terms shall have the following meanings:

     "Adjusted LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage.

     "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of Borrower's Debt to the Banks if such payment results in that Bank having a lesser share of Borrower's Debt to the Banks, than was the case immediately before such payment.

     "Basis Point" shall mean one one-hundredth (1/100) of a percentage point.

     "C/D Reference Banks" shall mean Society National Bank and Morgan Guaranty Trust Company of New York.

     "Cleveland banking day" shall mean a day on which the main office of the Agent is open for the transaction of business.

     "Commitment" shall mean the obligation hereunder of each Bank to make loans up to the amount set opposite such Bank's name under the column headed Maximum Amount as set forth in Annex A hereof during the Commitment Period (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

     "Commitment Period" shall mean the period from the date hereof to the Commitment Termination Date.

     "Commitment Termination Date" shall mean November 14, 1995, or any date to which the Commitment Termination Date shall have been extended pursuant to
Section 2.7 hereof.

     "Consolidated Net Worth" shall mean the excess of the net book value (after deduction of all applicable reserves and excluding any re-appraisal or write-up of assets) of the assets

(other than patents, good will and treasurystock created subsequent to May 1, 1994) plus the absolute dollar amount of consolidated Foreign Currency Translation Adjustment losses (or minus gains) incurred subsequent to January 1, 1993 of Borrower and its Consolidated Subsidiaries over all of their liabilities, as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis consistent with their present accounting procedures; provided, that the initial impact of applying any standard pertaining to the financial reporting of pension liabilities or any other material changes in accounting standards prescribed by the Securities and Exchange Commission, the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or any other body prescribing accounting standards which Borrower and its Consolidated Subsidiaries may be required or may elect to follow and promulgated after December 31, l991, shall not be taken into account in computing Consolidated Net Worth hereunder. As used herein, 'Foreign Currency Translation Adjustment' shall mean the exchange rate gain or loss on conversion of net assets located outside of the United States, as reported separately in the Shareholders Equity section on Borrower's balance sheet and determined in accordance with generally accepted accounting principles.

     "Consolidated Subsidiary" shall mean, at any particular time, every Subsidiary of Borrower which would, in accordance with generally accepted accounting principles, be included as a consolidated subsidiary of Borrower in consolidated financial statements of Borrower and its consolidated subsidiaries as at such time.

     "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which Borrower or any Consolidated Subsidiary is a part.

     "Debt" shall mean, collectively, all indebtedness incurred by Borrower to the Banks pursuant to this credit agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the facility fees and any prepayment premium payable hereunder.

     "Domestic Base Rate" shall mean a rate per annum determined pursuant to the following formula:
                                        (Dom. CD) *
                                DBR =   (       ) + AR
                                        _________
                                        (1.00 - RP)
                                DBR =   Domestic Base Rate
                            Dom. CD =   Domestic C/D Rate
                                 RP =   Domestic Reserve Percentage
                                 AR =   Assessment Rate

     *The amount in brackets being rounded upwards, if necessary, to the nearest 1/100 of 1%.

     "Domestic C/D Rate" means with respect to each Domestic Interest Period the rate of interest determined by the Agent to be the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the prevailing rates per annum bid at 9:00 a.m. (Cleveland, Ohio time) (or as soon thereafter as practicable) on the first day of the relevant Domestic Interest Period by New York certificate of deposit dealers of recognized standing to each C/D Reference Bank and reported to the Agent by two or more such dealers for the purchase at face value from such C/D Reference Bank of its certificates of deposit in an amount approximately equal or comparable to such C/D Reference Bank's pro rata share of such Domestic Fixed Rate Loans and having a maturity of 30, 60, 90, 180 or, subject to availability, 270 or 360 days, as selected by the Borrower.

     "Domestic Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of new nonpersonal time deposits in dollars in the United States, having a maturity comparable to the related Domestic Interest Period and in an amount of One Hundred Thousand Dollars ($100,000.00) or more. The Domestic Base Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

     "Assessment Rate" shall mean for any Domestic Interest Period the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100th of 1%) actually incurred by Agent to the Federal Deposit Insurance Corporation (or any successor) for such corporation's (or such successor's) insuring deposits in United States dollars at the offices of Agent in the United States during the most recent period for which such rate has been determined prior to the commencement of such Domestic Interest Period. The Domestic Base Rate shall be automatically adjusted on and as of the effective date of any change in the Assessment Rate.

     "Domestic Fixed Rate" shall mean a rate per annum equal to the sum of the Domestic Margin plus the Domestic Base Rate.

     "Domestic Fixed Rate Loans" shall mean those loans described in Section
2.1 hereof on which the Borrower shall pay interest at a rate based on the applicable Domestic Fixed Rate.

     "Domestic Interest Period" shall mean a period of 30, 60, 90 or 180 days (or 270 or 360 days if offered by the Banks) (as selected by the Borrower) commencing on the applicable borrowing date of each Domestic Fixed Rate Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights as provided in Section 4.3 hereof or maturity of Domestic Fixed Rate Loans as provided in
Section 2.1 hereof, such period shall be shortened to end on such date. If the Borrower fails to select a new Domestic Interest Period with respect to an outstanding Domestic Fixed Rate Loan at least three Cleveland banking daysprior to any Interest Adjustment Date, the Borrower shall be deemed to have selected a Domestic Interest Period of the same duration as the immediately preceding Domestic Interest Period (subject to the proviso of the preceding sentence).

     "Domestic Margin" shall mean Fifty (50) Basis Points so long as Moody's Investors Service, Inc. ('Moody's') or Standard & Poor's Corporation ('S&P') accords to Borrower's bonds or debentures (or any thereof) a rating of A3 or higher (in the case of Moody's), or a rating of A- or higher (in the case of S&P); provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa1, Baa2 or Baa3 or (in the case of S&P) is BBB+, BBB or BBB-, then during any such period and for so long as both of such lowered ratings are in effect, the 'Domestic Margin' shall be increased to Sixty-Two and One-Half (62.5) Basis Points; and further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Ba (or some lower rating assigned by Moody's) or (in the case of S&P) is BB+ (or some lower rating assigned by S&P) then during any such period and for so long as both of such lowered ratings are in effect, the 'Domestic Margin' shall be increased to Seventy-Five (75) Basis Points.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Guarantor" shall mean one who pledges his credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, comaker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

     "Interest Adjustment Date" shall mean the last day of each Interest Period or each Domestic Interest Period, as the case may be.

     "Interest Period" shall mean a period of one, two, three, or six months (or as to any Bank, nine months if offered by such Bank) (as selected by the Borrower) commencing on the applicable borrowing or conversion date of each LIBOR Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights as provided in Section 3.5 hereof or maturity of LIBOR Loans as provided in Section 2.1 hereof, such period shall be shortened to end on such date. If the Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan at least three (3) London banking days prior to any Interest Adjustment Date, the Borrower shall be deemed to have selected an Interest Period of the same duration as the immediately preceding Interest Period (subject to the proviso of the preceding sentence).

     "LIBOR" shall mean the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Reference Banks by prime banks in any Eurodollar market reasonably selected by the Reference Banks, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London banking days prior to the beginning of the relevant Interest Period pertaining to a LIBOR Loan hereunder. In the event one or more of the Reference Banks fail to furnish its quote of any rate required herein, such rate shall be determined on the basis of the quote or quotes of the remaining Reference Bank or Banks.

     "LIBOR Loans" shall mean those loans described in Section 2.1 hereof on which the Borrower shall pay interest at a rate based on LIBOR.

     "LIBOR" Margin shall mean Thirty-Seven and One-Half (37.5) Basis Points so long as Moody's Investors Service, Inc. ('Moody's') or Standard & Poor's Corporation ('S&P') accords to Borrower's bonds or debentures (or any thereof) a rating of A3 or higher (in the case of Moody's), or a rating of A-or higher (in the case of S&P); provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa1, Baa2 or Baa3 or (in the case of S&P) is BBB+, BBB or BBB-, then during any such period and for so long as both of such lowered ratings are in effect, the 'LIBOR Margin' shall be increased to Fifty (50) Basis Points; and further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Ba (or some lower rating assigned by Moody's) or (in the case of S&P) is BB+ (or some lower rating assigned by S&P) then during any such period and for so long as both of such lowered ratings are in effect, the 'LIBOR Margin' shall be increased to Sixty-Two and One-Half (62.5) Basis Points.

     "London banking day" shall mean a day on which banks are open for business in London, England, and quoting deposit rates for dollar deposits, and on which banks are not required or authorized to close in New York City or in Cleveland, Ohio.

     "Note" or "Notes" shall mean a note or notes executed and delivered pursuant to Section 2.1 hereof.

     "Plan" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Borrower, any Consolidated Subsidiary, or any member of the Controlled Group, or any such Plan to which Borrower, any Consolidated Subsidiary, or any member of the Controlled Group is required to contribute on behalf of any of its employees.

     "Possible Default" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any event of default referred to in Article VIII hereof and which has not been appropriately waived by the Banks in writing or fully corrected prior to becoming an actual event of default.

     "Prime Rate" shall mean that interest rate established from time to time by Agent as the Agent's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Any change in the Prime Rate shall be effective hereunder immediately from and after the effective date of change in such rate by Agent.

     "Prime Rate Loans" shall mean those loans described in Section 2.1 hereof on which the Borrower shall pay interest at a rate based on the higher of (a) the Prime Rate or (b) the Reference Rate, which shall mean one-fourth per cent (1/4 of 1%) above the effective overnight Federal funds rate to Agent from time to time in effect.

     "Reference Banks" shall mean Morgan Guaranty Trust Company of New York and the Cayman Islands branch office of Society National Bank.

     "Regulatory Change" shall mean, as to any Bank, any change in United States federal, state or foreign laws or regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental authority charged with the interpretation or administration thereof, excluding, however, any such change which results in an adjustment of the Assessment Rate or the Domestic Reserve Percentage and the effect of which is reflected in a change in the Domestic Base Rate.

     "Related Writing" shall mean any assignment, mortgage, security agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower or any of its officers to the Banks pursuant to or otherwise in connection with this credit agreement.

     "Reportable Event" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

     "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Adjusted LIBOR shall be adjusted on and as of the effective date of any change in the Reserve Percentage.

     "Revolving Credit Note" shall mean a note executed and delivered pursuant to Section 2.1 hereof.

     "Subordinated" as applied to indebtedness, shall mean that the indebtedness has been subordinated (by written terms or agreement being in form and substance satisfactory to the Banks) in favor of the prior payment in full of Borrower's Debt to the Banks.

     "Subsidiary" shall mean an existing or future corporation, the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned at the time in question by Borrower or by another such corporation or by any combination of Borrower and such corporations.

     "1991 Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of December 31, 1991, entered into among the Borrower and the Banks, as amended from time to time, which currently provides, among other things, for a revolving credit in the aggregate principal amount of $200,000,000 at any one time outstanding, all upon certain terms and conditions.

     Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by generally accepted accounting principles not inconsistent with Borrower's present accounting procedures.

     The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

                ARTICLE II.  AMOUNT AND TERMS OF CREDIT

     SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and provisions of this credit agreement each Bank will participate to the extent hereinafter provided in making loans to the Borrower in such aggregate amount as the Borrower shall request; provided, however, that in no event shall the aggregate principal amount of all loans outstanding to the Borrower under this credit agreement be in excess of One Hundred Million and 00/100 Dollars ($100,000,000.00).

     Each Bank, for itself and not one for any other, agrees to participate in borrowings made hereunder on such basis that (a) immediately after the completion of any borrowing by the Borrower hereunder the aggregate principal amount then outstanding on Notes issued to such Bank shall not be in excess of the amount shown opposite the name of such Bank under the column headed Maximum Amount as set forth in Annex A hereto for the Commitment Period and
(b) such aggregate principal amount outstanding on Notes issued to such Bank shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Notes held by such Bank) which is shown opposite the name of such Bank under the column headed Percentage in Annex A hereto.

     Each borrowing from, and reduction of Commitments of, the Banks hereunder shall be made pro rata according to their respective Commitments. The aforementioned loans may be made as revolving credits, as follows:

     Revolving Credit. Subject to the terms and conditions of this credit agreement, during the Commitment Period each Bank will make a loan or loans to the Borrower in such amount or amounts as the Borrower may from time to time request but not exceeding in aggregate principal amount at any one time outstanding hereunder the Commitment of such Bank. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow hereunder up to the Commitment by means of any combination of (i) Prime Rate Loans maturing on the Commitment Termination Date, bearing interest at a rate per annum which shall be equal to the higher of (a) the Prime Rate or (b) the Reference Rate and drawn down in aggregate amounts of not less than Two Million and 00/100 Dollars ($2,000,000.00), (ii) LIBOR Loans maturing one, two, three, six or nine months after being made (but in no event later than the Commitment Termination Date), drawn down in aggregate amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00) at any one time, bearing interest at a rate per annum which shall be equal to Adjusted LIBOR plus the LIBOR Margin or (iii) Domestic Fixed Rate Loans maturing 30, 60, 90, 180, 270 or 360 days after being made (but in no event later than the Commitment Termination Date), drawn down in aggregate amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), bearing interest at a rate per annum equal to the applicable Domestic Fixed Rate.

     The Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) on the unpaid principal amount of Prime Rate Loans outstanding from time to time on and from the date thereof until maturity, payable on March 31, June 30, September 30 and December 31 of each year and at the maturity thereof commencing December 31, 1994, at a rate per annum which shall be equal to the higher of (a) the Prime Rate from time to time in effect or (b) the Reference Rate. The Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Interest Period on the unpaid principal amount of LIBOR Loans outstanding from time to time on and from the date thereof until maturity, payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period), at a rate per annum equal to Adjusted LIBOR plus the LIBOR Margin, fixed in advance of each Interest Period as herein provided for each such Interest Period. The Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Domestic Interest Period on the unpaid principal amount of Domestic Fixed Rate Loans outstanding from time to time on and from the date thereof until maturity, payable on each Interest Adjustment Date with respect to a Domestic Interest Period (provided that if a Domestic Interest Period exceeds ninety days, the interest must be paid every ninety days, commencing ninety days from the beginning of such Domestic Interest Period), at a rate per annum equal to the applicable Domestic Fixed Rate, fixed in advance of each Domestic Interest Period as herein provided for each such Domestic Interest Period; provided that if any portion of any Domestic Fixed Rate Loan shall have a Domestic Interest Period of less than thirty (30) days, such portion shall bear interest during such Domestic Interest Period at the rate per annum which would apply if such portion were a Prime Rate Loan.

     At the request of the Borrower, provided, no event of default exists hereunder, and subject at all times to the applicable notice provisions set forth in Section 2.2 hereof, the Banks shall convert Prime Rate Loans to LIBOR Loans or Domestic Fixed Rate Loans at any time and shall convert LIBOR Loans or Domestic Fixed Rate Loans to Prime Rate Loans on any Interest Adjustment Date applicable to the LIBOR Loan or Domestic Fixed Rate Loan, as the case may be, but each request for loans must either be for Prime Rate Loans or Domestic Fixed Rate Loans or LIBOR Loans.

     The obligation of the Borrower to repay the Prime Rate Loans and the Domestic Fixed Rate Loans made by each Bank and to pay interest thereon shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A hereto, and the obligation of the Borrower to repay the LIBOR Loans made by each Bank and to pay interest thereon shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A-1 hereto, each with appropriate insertions, dated the date of this credit agreement and payable to the order of such Bank on the Commitment Termination Date, in the principal amount of its Commitment, or if less, the aggregate unpaid principal amount of revolving credit loans made hereunder by such Bank. Each of such promissory notes is herein called a Note and each together, as well as collectively with the promissory notes payable to the other Banks, the Notes. The principal amount of the Prime Rate Loans, Domestic Fixed Rate Loans and the LIBOR Loans made by each Bank and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the grid(s) attached to the appropriate Note, or so long as such Bank remains the holder of such Note, in such Bank's records in its usual and customary manner. The aggregate unpaid amount of the Prime Rate Loans, Domestic Fixed Rate Loans and LIBOR Loans set forth on the respective grid(s) attached to the appropriate Note, or in such Bank's records as the case may be, shall be presumptive evidence of the principal amount owing and unpaid on each of such Notes, respectively. If any Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the unpaid interest thereon shall bear interest, until paid, for Prime Rate Loans, LIBOR Loans and Domestic Fixed Rate Loans at a rate per annum which shall be two per cent (2%) above the Prime Rate from time to time in effect, payable on demand. Subject to the provisions of this credit agreement the Borrower shall be entitled to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time.

     SECTION 2.2. CONDITIONS TO LOANS. The obligation of each Bank to make the loans hereunder is conditioned, in the case of each borrowing hereunder, upon (i) receipt by the Agent from the Borrower of notice not later than 10:00 a.m. Cleveland time on the same Cleveland banking day on which Borrower wishes to make a borrowing of any Prime Rate Loans, of the proposed date and aggregate amount of the borrowing of any Prime Rate Loans, not less than one
(1) Cleveland banking day's notice from the Borrower of the proposed date, aggregate amount and initial Domestic Interest Period for any Domestic Fixed Rate Loans, and not less than three (3) London banking days' notice from the Borrower of the proposed date, aggregate amount and initial Interest Period of any LIBOR Loans, of which date, amount and initial Interest Period or initial Domestic Interest Period (if applicable) the Agent shall notify each Bank promptly upon the receipt of such notice, and on which date each Bank shall provide the Agent not later than 4:00 P.M. Cleveland time, with the amount in Federal or other immediately available funds required of it; (ii) the fact that no Possible Default shall then exist or immediately after the loan would exist; and (iii) the fact that the representations and warranties contained in Article VII hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date. Each borrowing by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower as of the date of such borrowing as to the facts specified in (ii) and (iii) above.

     SECTION 2.3. PAYMENT ON NOTES, ETC. All payments of principal, interest and commitment and other fees shall be made to the Agent in immediately available funds for the account of the Banks, and the Agent forthwith shall distribute in like funds to each Bank its ratable share of the amount of principal, interest and facility fees received by it for the account of such Bank. Each Bank shall endorse each Note held by it with appropriate notations evidencing each payment of principal made thereon, or, so long as any such Bank remains the holder of its Note, in such Bank's records in its usual and customary manner. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Cleveland banking day, such payment may be made on the next succeeding Cleveland banking day and such extension of time shall in each case be included in the computation of the interest payable on such Note ; provided, however, that with respect to any LIBOR Loan, if the next succeeding Cleveland banking day falls in the succeeding calendar month, such payment shall be made on the preceding Cleveland banking day and the relevant Interest Period shall be adjusted accordingly

     SECTION 2.4. PREPAYMENT. The Borrower shall have the right at any time or from time to time, upon two (2) Cleveland banking days' prior written notice to the Agent in the case of Prime Rate Loans, without the payment of any premium or penalty, or four (4) London banking days' prior written notice in the case of LIBOR Loans (subject to the payment of a prepayment penalty as hereinafter described in this Section 2.4), to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. In any case of prepayment of any LIBOR Loans, the Borrower agrees that if LIBOR as determined as of 11:00 a.m. London time, two (2) London banking days prior to the date of prepayment of any LIBOR Loans (hereinafter Prepayment LIBOR) shall be lower than the last LIBOR previously determined for those LIBOR Loans with respect to which prepayment is intended to be made (hereinafter, Last LIBOR), then the Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the Prepayment Penalty Rate) which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, Agent shall apply a rate equal to LIBOR for a deposit approximately equal to the amount of such prepayment which would be applicable to an Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such prepayment is to be made. The Prepayment Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the LIBOR Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to that date which coincides with the last day of the Interest Period previously established when the LIBOR Loans, which are to be prepaid, were made. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than Five Million and 00/100 Dollars ($5,000,000.00). In the event the Borrower cancels a proposed LIBOR Loan subsequent to the delivery to the Agent of the notice of the proposed date, aggregate amount and initial Interest Period of such loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment penalty. Except as provided in Sections 2.5, 4.1 and 4.3 hereof, the Borrower shall have no right to prepay the Domestic Fixed Rate Loans. In the event any Domestic Fixed Rate Loan is prepaid pursuant to
Section 2.5 hereof, the Borrower agrees that if the Domestic Fixed Rate as determined as of 11:00 a.m. Cleveland time, two
(2) Cleveland banking days prior to the date of prepayment of any Domestic Fixed Rate Loans (hereinafter, Prepayment Domestic Fixed Rate) shall be lower than the last Domestic Fixed Rate previously determined for those Domestic Fixed Rate Loans with respect to which prepayment is intended to be made (hereinafter, Last Domestic Fixed Rate), then the Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the Prepayment Domestic Penalty Rate) which shall be equal to the difference between the Last Domestic Fixed Rate and the Prepayment Domestic Fixed Rate. In determining the Prepayment Domestic Fixed Rate, Agent shall apply the Domestic Fixed Rate which would be applicable to a Domestic Fixed Rate Loan approximately equal to the amount of such prepayment having a Domestic Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Domestic Interest Period during which such prepayment is to be made. The Prepayment Domestic Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the Domestic Fixed Rate Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to the date which coincides with the last day of the Domestic Interest Period previously established when the Domestic Fixed Rate Loans, which are to be prepaid, were made. In the event the Borrower cancels a proposed Domestic Fixed Rate Loan subsequent to the delivery to the Agent of the notice of the proposed date, aggregate amount and initial Domestic Interest Period of such loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment penalty.

     SECTION 2.5. FACILITY FEES; TERMINATION OR REDUCTION OF COMMITMENTS. Borrower agrees to pay to Agent, for the ratable account of each Bank, as a consideration for its Commitment hereunder, a facility fee calculated at the rate of Ten (10) Basis Points per annum (based on a year having 360 days and calculated for the actual number of days elapsed) from the date hereof to and including the last day of the Commitment Period (as the same may be extended from time to time), on the total amount of such Bank's Commitment hereunder, payable on the 31st day of December, 1994, and quarter-annually thereafter. Borrower may at any time or from time to time terminate in whole or ratably in part the Commitments of the Banks hereunder to an amount not less than the aggregate principal amount of the loans then outstanding, by giving Agent not less than two (2) Cleveland banking days' notice, provided that any such partial termination shall be in an aggregate amount for all the Banks of Ten Million Dollars ($10,000,000) or any integral multiple thereof. The Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the facility fees payable hereunder shall be calculated upon the Commitments of the Banks as so reduced. If the Borrower terminates in whole the Commitments of the Banks, on the effective date of such termination (the Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding together with all interest (if any) and facility fees accrued and unpaid) all of the Notes outstanding shall be delivered to the Agent marked Canceled and redelivered to the Borrower. Any partial reduction in the Commitments of the Banks shall be effective during the remainder of the Commitment Period.

     SECTION 2.6. INCREASED CAPITAL. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank or the Agent (or any corporation controlling such Bank or the Agent) and such Bank or the Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or the Agent's obligations hereunder and such increase has the effect of reducing the rate of return on such Bank's or the Agent's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Bank or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or the Agent to be material, then the Borrower shall pay to such Bank or the Agent, as the case may be, from time to time, upon request by such Bank (with a copy of such request to be provided to the Agent), additional amounts sufficient to compensate such Bank or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or the Agent reasonably determines to be allocable to the existence of such Bank's or the Agent's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, and submitted by such Bank or the Agent to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

     SECTION 2.7. EXTENSION OF COMMITMENT TERMINATION DATE. Not later than sixty (60) days prior to the Commitment Termination Date then in effect, the Borrower may deliver to the Agent (which shall promptly transmit a copy to each Bank) a written notice requesting that the Commitments then remaining in effect be extended to the date 364 days after the Commitment Termination Date at the time in effect. Within thirty (30) days prior to the Commitment Termination Date, each Bank shall notify the Agent in writing of its willingness or unwillingness so to extend its Commitment. Any Bank which shall fail so to notify the Agent within such period shall be deemed to have declined to extend its Commitment. The Commitment of any Bank that so shall decline (or be deemed to have declined) to extend its Commitment pursuant to this Section shall terminate on the Commitment Termination Date at the time in effect and the loans, if any, of such Bank made pursuant to this credit agreement shall be repaid on such date, together with all interest accrued thereon and the accrued facility fee of such Bank. If Banks holding at least seventy per cent (70%) (by amount) of the Commitments notify the Agent that they are willing to extend their Commitments, the Commitments of such Banks shall be extended, effective as of the date which shall theretofore have been the Commitment Termination Date to the date 364 days after such date.

     ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

     SECTION 3.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty or regulation (including, without limitation, Regulation D of the Board of

Governors of the Federal Reserve System) or the interpretation thereof by any governmental or regulatory authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then upon demand by such Bank the Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three
(3) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans or Domestic Fixed Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 2.4 hereof. Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

     SECTION 3.2. TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this credit agreement or any transaction under this credit agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or facility fee receivable by such Bank in respect thereof, then such Bank shall promptly notify the Borrower stating the reasons therefor. The Borrower shall thereafter pay to such Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as will fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

     Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans or Domestic Fixed Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in
Section 2.4 hereof.

     SECTION 3.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that the Agent shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loans are not available to the Reference Banks in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Agent shall promptly give notice of such determination to the Borrower and (i) any notice of new LIBOR Loans (or conversion of existing loans to LIBOR Loans) previously given by the Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Prime Rate Loans, and (ii) the Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto.

     SECTION 3.4. INDEMNITY. Without prejudice to any other provisions of this Article III, the Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by the Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

     SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the Eurodollar market, the Commitment of such Bank to fund LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to the Borrower and the Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify the Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (i) the last day of the then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Prime Rate Loans or Domestic Fixed Rate Loans or prepay all LIBOR Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in Section 2.4 hereof.

     SECTION 3.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

         ARTICLE IV.  ADDITIONAL PROVISIONS RELATING TO
                   DOMESTIC FIXED RATE LOANS

     SECTION 4.1.  INCREASED COST.  If, as a result of any Regulatory Change:

     (a) the basis of taxation of payments to any Bank of the principal of or interest on any Domestic Fixed Rate Loan or any other amounts payable under this credit agreement in respect thereof (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its main office) is changed; or

     (b) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or liabilities of, any Bank are imposed, modified or deemed applicable; or

     (c) any other condition affecting this credit agreement or any of the Domestic Fixed Rate Loans is imposed on any Bank;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any of the Domestic Fixed Rate Loans is increased, or any amount received by such Bank hereunder in respect of any such loans is reduced (such increase in cost and reductions in amounts receivable being herein called Increased Costs), then the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such Increased Costs (such demand to be accompanied by a statement setting forth the basis for the calculation thereof). Determinations by such Bank for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining Domestic Fixed Rate Loans or on amounts receivable by it in respect of such Domestic Fixed Rate Loans, and of the additional amounts required to compensate such Bank in respect of any Increased Cost shall be conclusive in the absence of manifest error. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Cleveland banking days' prior written notice to such Bank through the Agent, may prepay the affected Domestic Fixed Rate Loans in full or convert all Domestic Fixed Rate Loans to Prime Rate Loans or LIBOR Loans regardless of the Domestic Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalty set forth in Section
2.4 hereof. Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amounts under this Section.

     SECTION 4.2. QUOTED RATES. Anything herein to the contrary notwithstanding, if on or before the first day of the applicable Domestic Interest Period for any Domestic Fixed Rate Loan (i) the Agent determines that for any reason whatsoever, dealers of recognized standing are not providing quotes for certificates of deposit (in the applicable amounts) of each C/D Reference Bank for a period of time comparable to the applicable Domestic Interest Period or (ii) the Agent shall determine that the rates quoted by such dealers for purposes of computing the rate of interest on Domestic Fixed Rate Loans for the applicable Domestic Interest Period do not accurately reflect the cost to the Banks of making or maintaining such Domestic Fixed Rate Loans for such period, then the Agent shall give the Borrower prompt notice thereof, and so long as such failure to quote such rates continues and/or rates fail to accurately reflect costs to the Banks as aforesaid, the Banks shall be under no obligation to make Domestic Fixed Rate Loans or to convert Prime Rate Loans or LIBOR Loans into Domestic Fixed Rate Loans under this credit agreement and the Borrower shall not be entitled to obtain any Domestic Fixed Rate Loans hereunder until the Agent has notified the Borrower that the conditions giving rise to the operation of this Section no longer exist.

     SECTION 4.3. CHANGE OF LAW. Notwithstanding any other provision in this credit agreement, in the event that any Regulatory Change shall make it unlawful for any Bank to fund any Domestic Fixed Rate Loans, the Commitment of such Bank to fund Domestic Fixed Rate Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to the Borrower and the Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspensions shall cease and such Bank shall similarly notify the Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding of Domestic Fixed Rate Loans, such Bank shall, upon the happening of such event, notify the Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (i) the last day of the then current Domestic Interest Period or (ii) if required by such Regulatory Change, on such date as shall be specified on such notice, either convert all Domestic Fixed Rate Loans to Prime Rate Loans or LIBOR Loans or prepay all Domestic Fixed Rate Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in Section 2.4 hereof.

     SECTION 4.4. INDEMNITY. Without prejudice to any other provisions of this Article IV, the Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by the Borrower in payment when due of any amount due hereunder in respect of any Domestic Fixed Rate Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such Domestic Fixed Rate Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

                          ARTICLE V.  OPENING COVENANTS

     Prior to or concurrently with the execution and delivery of this credit agreement, Borrower shall furnish to each Bank, in form and substance satisfactory to each Bank, the following:

     SECTION 5.1. RESOLUTIONS. Certified copies of the resolutions of the board of directors of Borrower evidencing approval of the execution of this credit agreement and the execution and delivery of the Notes as provided for herein.

     SECTION 5.2. LEGAL OPINION. A favorable opinion of counsel for Borrower as to the matters referred to in Sections 7.1, 7.2, 7.3, 7.8 and 7.9 of this credit agreement and such other matters as Agent and the Banks may reasonably request.

     SECTION 5.3.  CERTIFICATE OF INCUMBENCY.  A certificate of the Chairman
- - Board of Directors or President of Borrower certifying the names of the officers of Borrower authorized to sign this credit agreement, and the Notes, together with the true signatures of such officers.

                           ARTICLE VI.  COVENANTS

     Borrower agrees that so long as the Commitments remain in effect and thereafter until the principal of and interest on all Notes and all other payments due hereunder shall have been paid in full, Borrower will perform and observe and will cause each of its Subsidiaries to perform and observe, each of the following provisions on their respective parts to be complied with, namely:

     SECTION 6.1. INCORPORATION BY REFERENCE. Borrower will perform and observe all provisions of Article VI of the 1991 Credit Agreement as in effect on the date hereof (which are incorporated by reference herein and which shall be deemed to survive the payment in full by Borrower of its obligations thereunder and/or termination of the 1991 Credit Agreement), the intent hereof being that each of said provisions shall inure to the benefit of each Bank as if set forth in length in this credit agreement. Capitalized terms used in such Article, not otherwise defined herein, shall be defined in accordance with Article I of the 1991 Credit Agreement.

                           ARTICLE VII.  WARRANTIES

     Subject only to such exceptions, if any, as may be fully disclosed in an officer's certificate or written opinion of counsel furnished by Borrower to each Bank prior to the execution and delivery hereof, Borrower represents and warrants as follows:

     SECTION 7.1. EXISTENCE. Borrower is a duly organized and validly existing Ohio corporation and is in good standing with the State of Ohio.

     SECTION 7.2. RIGHT TO ACT. No registration with or approval of, or notice to or filing with, any governmental agency of any kind is required in connection with any borrowings hereunder or for the due execution and delivery or for the enforceability of this credit agreement and any Note issued pursuant to this credit agreement, except such filings as may be required under the Securities Exchange Act of 1934. Borrower has legal power and right to execute and deliver this credit agreement and any Note issued pursuant to this credit agreement and to perform and observe the provisions of this credit agreement and any Note issued pursuant hereto. By executing and delivering this credit agreement and any Note issued pursuant to this credit agreement and by performing and observing the provisions of this credit agreement and any Note issued pursuant hereto, Borrower will not violate any existing provision of its articles of incorporation, code of regulations or by-laws or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon or affecting Borrower. The execution, delivery and performance by Borrower of this credit agreement and each of their respective Notes have been duly authorized by all necessary corporate action. The officers executing and delivering this credit agreement on behalf of Borrower have been duly authorized to do so, and this credit agreement, when executed, is legally valid and binding upon Borrower in every respect and is enforceable against Borrower in accordance with its respective terms. Any Note, when executed by Borrower, is legally valid and binding upon Borrower in every respect and is enforceable against Borrower in accordance with its terms.

     SECTION 7.3. LITIGATION AND LIENS. No litigation or proceeding is pending or threatened which might, if successful, adversely and materially affect Borrower. The Internal Revenue Service has not alleged any material default by Borrower in the payment of any tax or threatened to make any material assessment in respect thereof.

     SECTION 7.4. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary has incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. No Reportable Event has occurred with respect to any Plan. The Pension Benefit Guaranty Corporation, established thereunder, has not asserted that Borrower or any Consolidated Subsidiary has incurred any material liability in connection with any Plan. No lien has been attached and no person has threatened to attach a lien on any property of Borrower or any Consolidated Subsidiary as a result of Borrower's or any Consolidated Subsidiary's failing to comply with such act or regulation. As used in this section, material means the measure of a matter of significance which shall be determined as being an amount equal to at least five per cent (5%) of the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries.

     SECTION 7.5. ACTUARIAL VALUATION REPORTS. To the best of Borrower's knowledge, the actuarial valuation reports respectively prepared and certified by the actuaries and employee benefit consultants of Borrower and its Consolidated Subsidiaries, with respect to each Plan as of the end of the Borrower's preceding fiscal year, fairly present the actuarial condition of each Plan as of the end of Borrower's preceding fiscal year and the annual contribution requirements for the year in which this credit agreement is executed.

     SECTION 7.6. ENVIRONMENTAL CONTROL. Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable existing laws and regulations (other than laws and regulations the validity or applicability of which is being contested by Borrower in good faith by appropriate proceedings diligently prosecuted) relating to environmental control in all jurisdictions where Borrower or any of its Subsidiaries is presently doing business and Borrower and each of its Subsidiaries is in compliance in all material respects with the Occupational Safety and Health Act of 1970 and all rules, regulations and applicable orders thereunder (other than rules, regulations and orders the validity or applicability of which is being contested by Borrower in good faith by appropriate proceedings diligently prosecuted). Borrower will use its best efforts to comply and to cause each of its Subsidiaries to comply with all such laws and regulations (other than laws and regulations the validity or applicability of which is being contested by Borrower in good faith by appropriate proceedings diligently prosecuted) which may be legally imposed in the future in jurisdictions in which Borrower or any Subsidiary may then be doing business.

     SECTION 7.7. FINANCIAL STATEMENTS. Borrower's and its Consolidated Subsidiaries' consolidated financial statements dated June 30, 1994, heretofore furnished to each Bank, are true and complete, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used by Borrower and its Consolidated Subsidiaries during Borrower's immediately preceding full fiscal year, except as stated therein, and fairly present Borrower's and its Consolidated Subsidiaries' financial condition as of that date and the results of their operations for the interim period then ending. Since that date, there has been no material adverse change in Borrower's and its Consolidated Subsidiaries' financial condition, properties or business nor any change in their accounting procedures except as disclosed to the Banks in writing prior to the date of this credit agreement. As used in this section, material means the measure of a matter of significance which shall be determined as being an amount equal to at least five per cent (5%) of the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries.

     SECTION 7.8. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any loans hereunder (or any conversion thereof) nor the use of the proceeds of such loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

     SECTION 7.9. INVESTMENT COMPANY ACT. Borrower is not an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 7.10. PURPOSE OF LOANS. The proceeds of loans made hereunder shall be used for general corporate purposes and for possible repurchases of Borrower's outstanding stock.

     SECTION 7.11. SOLVENCY. Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this credit agreement or any Note to the Banks. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

     SECTION 7.12. DEFAULTS. No Possible Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

                    ARTICLE VIII.  EVENTS OF DEFAULT

     Each of the following shall constitute an event of default hereunder:

     SECTION 8.1. PAYMENTS. If the principal of or interest on any Note or any facility fee shall not be paid in full punctually when due and payable and shall remain unpaid for a period of three (3) consecutive Cleveland banking days.

     SECTION 8.2. COVENANTS. If Borrower shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 hereof) contained or referred to in this credit agreement or any Related Writing that is on Borrower's part to be complied with, and that Possible Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Possible Default is to be remedied.

     SECTION 8.3. WARRANTIES. If any representation, warranty or statement made in or pursuant to this credit agreement or any Related Writing or any other material information furnished by Borrower to the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any material respect.

     SECTION 8.4. CROSS DEFAULT. If Borrower or any of its Consolidated Subsidiaries default in the payment of principal or interest due and owing upon any other obligation for borrowed money beyond any period of grace provided with respect thereto (including but not limited to obligations incurred under the 1991 Credit Agreement) or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

     SECTION 8.5. TERMINATION OF PLAN. If (a) any Reportable Event occurs and the Banks, in their sole determination, deem such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit Guaranty Corporation or (ii) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after giving of written notice of such determination to Borrower by the Banks or (b) any Plan shall be terminated within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or
(d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

     SECTION 8.6. SOLVENCY. If Borrower or any Consolidated Subsidiary of Borrower shall (a) discontinue business, (except as the result of a merger into, or a transfer of its assets and business to, Borrower or another Consolidated Subsidiary), or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or
(d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or
(g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

                 ARTICLE IX.  REMEDIES UPON DEFAULT

     Notwithstanding any contrary provision or inference herein or elsewhere,

     SECTION 9.1.  OPTIONAL DEFAULTS.  If any event of default referred to in section 8.1, 8.2, 8.3, 8.4 or 8.5 hereof shall occur, the holders of sixty-seven per cent (67%) (by amount) of the Commitments, or if there is any borrowing hereunder, the holders of sixty-seven per cent (67%) (by amount) of the Notes shall have the right in their discretion, by directing the Agent, on behalf of the Banks, to give written notice to Borrower, to

     (a) terminate the Commitments and the credits hereby established, if not theretofore terminated, and forthwith upon such election the obligations of Banks, and each thereof, to make any further loan or loans hereunder immediately shall be terminated, and/or

     (b) accelerate the maturity of all of Borrower's Debt to the Banks (if it be not already due and payable), whereupon all of Borrower's Debt to the Banks shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

     SECTION 9.2. AUTOMATIC DEFAULTS. If any event of default referred to in Section 8.6 hereof shall occur,

     (a) all of the Commitments and the credits hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further loan or loans hereunder, and

     (b) the principal of and interest on any Notes, then outstanding, and all of Borrower's Debt to the Banks shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

     SECTION 9.3. OFFSETS. If there shall occur or exist any Possible Default referred to in Section 8.6 hereof or if the maturity of the Notes is accelerated pursuant to Section 9.1 or

9.2 hereof, each Bank shall have the right at any time and from time to time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to
Section 9.4 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower.

     SECTION 9.4. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it at any time shall obtain any Advantage over the other Banks or any thereof in respect of Borrower's Debt to the Banks (except under Article III or Article IV hereof), it will purchase from the other Banks, for cash and at par, such additional participation in Borrower's Debt to the Banks as shall be necessary to nullify the Advantage. If any said Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such
Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by Borrower to that Bank pursuant to this credit agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.4) until Borrower's Debt has been paid in full.

                            ARTICLE X.  CHANGE OF CONTROL

     SECTION 10.1. CHANGE OF CONTROL OPTION. (A) In the event that there shall occur any Change of Control (as defined below), any Bank shall have the right, at its option exercisable at any time within six months following the Change Date (as defined below), to require Borrower to purchase such Bank's Notes (and to terminate in whole such Bank's Commitment) on the Purchase Date (as defined below) at a purchase price which shall be equal to the sum of (i) the respective principal amounts of such Notes then outstanding, plus (ii) any and all accrued and unpaid interest on such Notes to the Purchase Date (the Purchase Price), plus (iii) any applicable prepayment penalty or penalties as prescribed in Section 2.4 hereof, plus (iv) any accrued and unpaid fees incurred hereunder.

     (B) Borrower shall give the Banks written notice of the occurrence of a Change of Control within five (5) Cleveland banking days following the Change Date. No failure of Borrower to give notice of a Change of Control shall limit the right of any Bank to require Borrower to purchase its Notes (and to terminate in whole such Bank's Commitment) pursuant to this Section 10.1.

     (C) Any Bank may exercise its option hereunder to require Borrower to purchase its Notes (and to terminate in whole such Bank's Commitment) by delivering to Borrower at any time within six months after the Change Date
(i) written notice of such exercise specifying the Purchase Date and (ii) such Bank's Notes duly endorsed.

     (D) In the event of the exercise by any Bank of its option under this
Section 10.1 in the manner provided herein, Borrower shall pay or cause to be paid to such Bank on the Purchase Date the Purchase Price [determined in accordance with Subsection 10.1(A)] in immediately available funds.

     (E) As used in this Section 10.1, the term:

          (1) "Change Date" means the date on which any Change of Control shall be deemed to have occurred; provided, that, if Borrower shall fail to give timely notice of the occurrence of a Change of Control to the Banks as provided in Subsection 10.1(B) of this Section 10.1, for the purpose of determining the duration of the option of the Banks granted under this
Section 10.1, Change Date shall mean the earlier of (i) the date on which notice of a Change of Control is duly given by Borrower to the Banks or (ii) the date on which the Banks obtain actual knowledge of the Change of Control.

          (2) "Change of Control" means when, and shall be deemed to have occurred at such time as, a person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than fifty per cent (50%) of the then outstanding Voting Stock of Borrower.

          (3) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor federal statute.

          (4) "Purchase Date" means the date on which Borrower shall purchase a Note from a Bank pursuant to the exercise by such Bank of its option under this Section 10.1 pursuant to a notice given to Borrower in accordance with Subsection 10.1(C) of this Section 10.1, which date shall be a Cleveland banking day not less than 90 nor more than 120 days after the date such Bank gives Borrower written notice of such exercise.

          (5) "Voting Stock" shall mean capital stock of Borrower of any class or classes (however designated) the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of the Board of Directors of Borrower, it being understood that, at the date of this credit agreement, the Borrower's common stock is the only outstanding class of capital stock of Borrower which constitutes Voting Stock.

                           ARTICLE XI.  THE AGENT

     The Banks authorize Society National Bank and Society National Bank hereby agrees to act as Agent for the Banks in respect of this credit agreement upon the terms and conditions set forth elsewhere in this credit agreement, and upon the following terms and conditions:

     SECTION 11.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers hereunder as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

     SECTION 11.2. NOTE HOLDERS. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.

     SECTION 11.3. CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

     SECTION 11.4. DOCUMENTS. The Agent shall not be under a duty to examine into or pass upon the validity, effectiveness, genuineness or value of this credit agreement, the Notes, any Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     SECTION 11.5. AGENT AND AFFILIATES. With respect to the loans made hereunder, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower.

     SECTION 11.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Agent shall be entitled to assume that no Possible Default has occurred and is continuing, unless the Agent has actual knowledge of such fact or has been notified by a Bank that such Bank considers that a Possible Default has occurred and is continuing and specifying the nature thereof.

     SECTION 11.7. ACTION BY AGENT. So long as the Agent shall be entitled, pursuant to Section 11.6 hereof, to assume that no Possible Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this credit agreement. The Agent shall incur no liability under or in respect of this credit agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

     SECTION 11.8. NOTICES, DEFAULT, ETC. In the event that the Agent shall have acquired actual knowledge of any Possible Default, the Agent shall promptly notify the Banks and will take such action and assert such rights under this credit agreement as sixty-seven per cent (67%) (by amount) of the Commitments, or if there is any borrowing hereunder, the holders of sixty-seven per cent (67%) (by amount) of the Notes shall direct and the Agent shall inform the other Banks in writing of the action taken. Except as limited by the immediately preceding sentence, the Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

     SECTION 11.9. INDEMNIFICATION. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of their Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this credit agreement or any action taken or omitted by the Agent with respect to this credit agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence, willful misconduct or from any action taken or omitted by the Agent in any capacity other than as agent under this credit agreement.

                           ARTICLE XII.  MISCELLANEOUS

     SECTION 12.1. BANKS' INDEPENDENT INVESTIGATION. Each Bank by its signature to this credit agreement acknowledges and agrees that the Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or any Subsidiary or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first loans or at any time or times thereafter.

     SECTION 12.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

     SECTION 12.3. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of this credit agreement or of the Notes nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the holders of sixty- seven per cent (67%) (by amount) of Borrower's Debt to the Banks or if there is no borrowing hereunder, sixty-seven per cent (67%) (by amount) of the Commitments and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Unanimous consent of the Commitments, or if there is any borrowing hereunder, the holders of one hundred per cent (100%) (by amount) of the Notes shall be required with respect to (i) the extension of maturity of the Notes, or the payment date of interest thereunder, (ii) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or in any fees incurred hereunder, or in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (iii) any change in any percentage voting requirement in this credit agreement or (iv) any increase in the Commitments of the Banks or subjecting the Banks to any additional obligations. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this section, regardless of its failure to agree thereto.

     SECTION 12.4. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this credit agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this credit agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty- eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from Borrower to Agent or the Banks pursuant to any of the provisions hereof shall not be effective until received by Agent or the Banks.

     SECTION 12.5. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all costs and expenses of the Agent and certain costs and expenses of the Banks, including the following: (i) any expenses incurred by the Agent in connection with the preparation of this credit agreement and any Related Writings, (ii) out-of-pocket expenses of Agent in connection with the administration of this credit agreement, the Notes, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (iii) extraordinary expenses of Agent or the Banks in connection with the administration of this credit agreement, the Notes and the other instruments and documents to be delivered hereunder (including, without limitation, expenses resulting from or related to governmental or judicial investigations, actions or proceedings, or subpoenas), (iv) the reasonable fees and out-of-pocket expenses of special counsel (if any) for the Banks, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (v) all costs and expenses, if any, in connection with the enforcement of this credit agreement or the Notes. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this credit agreement or the Notes, and the other instruments and documents to be delivered hereunder, and agrees to save Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

     SECTION 12.6. OBLIGATIONS SEVERAL. The obligations of the Banks hereunder are several and not joint. Nothing contained in this credit agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this credit agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default.

     SECTION 12.7. EXECUTION IN COUNTERPARTS. This credit agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     SECTION 12.8. BINDING EFFECT; ASSIGNMENT; PARTICIPATIONS. This credit agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks. No person, other than the Banks, shall have or acquire any obligation to grant Borrower any loans hereunder.
Notwithstanding any other provision herein contained, however, any Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of all or any portion of its loans or any Note or of its right, title and interest therein or in or to this credit agreement (collectively, Participations) to any other lending office of such Bank or to any other banks or other entities (Participants). Any Bank which creates a Participation (pursuant to the immediately preceding sentence) will use its best efforts to notify Borrower of the creation by such Bank of such Participation, and the identity of the Participant(s), as promptly thereafter as possible. Without in any way limiting the rights of a Participant, the Borrower agrees that the Participants shall in any event be entitled to benefits under Section 2.6 and Articles III and IV of this credit agreement to the extent of their respective Participations. No Participant, however, shall have any right by virtue of that status to vote along with or to be consulted by any of the Banks on any of those matters described or referred to in Section 12.3 hereof which require the written consent of sixty-seven per cent (67%) (by amount) of Borrower's Debt to the Banks or sixty-seven per cent (67%) (by amount) of the Commitments, as the case may be. A Participant may, however, have conferred on it by the Bank granting to such Participant the Participation, the right to vote on and be consulted with respect to any of those matters described in Section 12.3 hereof which require unanimous consent of the Commitments or one hundred per cent (by amount) consent of the holders of the Notes. Anything in this Section 12.8 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of its loans and its Notes to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

     SECTION 12.9. GOVERNING LAW. This credit agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law.

     SECTION 12.10. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this credit agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this credit agreement.

     SECTION 12.11. JURY TRIAL WAIVER. BORROWER AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.


Address: 1835 Dueber Avenue          THE TIMKEN COMPANY
         Canton, Ohio  44706


                                     By:/s/G. E. Little
                                        ________________________________

                                     Title: Vice President - Finance
                                            ____________________________


                                     and:_________________________________


                                     Title:_______________________________


Address: 127 Public Square           SOCIETY NATIONAL BANK,
         Cleveland, Ohio  44114          individually and as Agent



                                     By:/s/J. Roderick MacDonald
                                        _________________________________


                                     Title: Vice President
                                            _____________________________

                 MORGAN GUARANTY TRUST COMPANY OF NEW YORK


By:              /s/Timothy S. Broadbent
                 ________________________________________________

Title:           Vice President
                 ________________________________________________


                                Borrowing Advices:
                                _________________

Address:         Morgan Guaranty Trust Company of New York
                 60 Wall Street
                 New York, NY  10260

Attention:       Multi-Option Unit
                 11/150 Wm

Telex:           177615
Telecopy:        212-619-2156
Answer:          MGT UT

                               All other information:
                               _____________________

Address:         Morgan Guaranty Trust Company of New York
                 60 Wall Street
                 New York, New York  10015

Attention:       Timothy S. Broadbent, Vice President

Telephone:       212-648-7059

Telex:           232194

Answer:          MGTUR

Telecopy:        212-837-5010

                            THE BANK OF NEW YORK

By:              /s/John M. Lokay, Jr.
                 _______________________________________________

Title:           Vice President
                 _______________________________________________


All info:

Address:         1 Wall Street/22nd floor
                 New York, NY  10286

Attention:       Mr. John M. Lokay, Jr.
                 Vice President

Telephone:       212-635-1238

Telex:           12304

Answer:          BONY

Telecopy:        212-635- 6434

                       THE BANK OF NOVA SCOTIA

By:              /s/F.C.H. Ashby
                 _______________________________________________

Title:           Senior Manager Loan Operations
                 _______________________________________________


                           Borrowing Advices:
                           _________________

Address:         The Bank of Nova Scotia
                 Suite 2700
                 600 Peachtree St., N.E.
                 Atlanta, GA  30308

Telex:           000542319

Phone:           404-877-1561

Telecopy:        404-888-8998

                 Shannon Law
                 Loan Administration Officer

                 Documents, etc.


Address:         181 W. Madison
                 Suite 3700
                 Chicago, IL 60602

Phone:           312-201-4100

                 Keith Niebrugge, Representative

                          BANK ONE, AKRON, N.A.

By:              /s/Bernard McRae, Jr.
                 ________________________________________________

Title:           Assistant Vice President
                 ________________________________________________


All info:

Address:         101 Central Plaza South
                 P. O. Box 9280
                 Canton, OH  44702

Attention:       Mr. Bernard McRae, Jr.
                 Assistant Vice President

Telephone:       216-438-8338

Telex:           None

Answer:          None

Telecopy:        216-438-8312

                          CREDIT SUISSE

By:              /s/Christopher Elden
                 ________________________________________________

Title:           Member of Senior Management
                 ________________________________________________

By:              /s/Daniela E. Hess
                 ________________________________________________

Title:           Associate
                 ________________________________________________


All info:

Address:         Tower 49
                 12 East 49th Street
                 New York, New York 10017

Attention:       Mr. Christopher Eldin
                 Member of Senior Management

Telephone:       212-238-5455

Telex:           222491

Answer:          None

Telecopy:        212-238-5389

                           MELLON BANK, N.A.


By:              /s/Dwayne R. Finney
                 ________________________________________________

Title:           Assistant Vice President
                 ________________________________________________


                                 Borrowings:
                                 __________

Address:         Three Mellon Bank Center, Rm. 2303
                 Pittsburgh, PA  15259

Attention:       Loan Administration

Telephone:       412-234-7367

Telex:           812357

Answer:          MEL BANK PGH

Telecopy:        412-234-5049

                         All other information:
                         _____________________

Address:         Global Corporate Banking
                 Mellon Bank, N.A.
                 Room 151-4401
                 One Mellon Bank Center
                 Pittsburgh, PA  15258-0001

Attention:       Mr. Dwayne R. Finney
                 Vice President

Telephone:       412-234-1913

Telecopy:        412-234-6375

                 NATIONSBANK OF NORTH CAROLINA, N.A.

By:              /s/Jay Johnston
                 ________________________________________________

Title:           Assistant Vice President
                 ________________________________________________


                                 Borrowings:
                                 __________

Address:         One NationsBank Plaza T-18-7
                 Charlotte, NC  28255

Attention:       Missy Thompson

Telephone:       704-386-8388

Telex:           669959

Telecopy:        704-386-8694

Answer:          NCNB INTL CHA

                                All other information:
                                _____________________

Address:         NationsBank Corp. Center
                 NC1-007-08-04
                 100 N. Tryon
                 Charlotte, NC 28202

Attention:       Mr. Jay Johnston, Vice President

Telephone:       704-386-8335

Telex:           669959

Answer:          NCNB INTL CHA

Telecopy:        704-386-3271

                               NBD BANK, N.A.


By:              /s/Lisa A. Ferris
                 ________________________________________________

Title:           Vice President
                 ________________________________________________


All info:

Address:         611 Woodward
                 Detroit, MI  48226

Attention:       Ms. Lisa A. Ferris
                 Vice President

Telephone:       313-225-2520

Telex:           230729

Answer:          NAT BANK DET

Telecopy:        313-225-3269

                        THE NORTHERN TRUST COMPANY

By:              /s/Pete Sinelli
                 ________________________________________________

Title:           Commercial Banking Officer
                 ________________________________________________


All info:

Address:         50 South LaSalle Street
                 Chicago, IL  60675

Attention:       Mr. Pete Sinelli
                 Commercial Banking Officer

Telephone:       312-444-4575

Telex:           254419

Answer:          NTCI CGO

Telecopy:        312-444-5244

                            MIDLAND BANK, PLC


By:              /s/David Phillips
                 ___________________________________

Title:           Corporate Banking Manager
                 ___________________________________

By:              ___________________________________

Title:           ___________________________________


All info:

Address:         Midland Bank plc
                 Motors & Components
                 Corporate and Institutions
                 Poultry 1st Floor
                 London England, EC2P2BX


Attention        Mr. David Phillips
                 Corporate Banking Manager

Phone:           011 44 71 260-5339

Telex:           8954744

Telecopy:        011 44 71 260 5448

Alternate U.S. Contact:

Address:         Midland Montagu Tower
                 156 W. 56th Street
                 New York, N.Y. 10019

Attention:       Ms. Catherine M. Ball
                 Associate

Phone:           212-969-7045

Telecopy:        212-969-7008/9

                                 ANNEX A


                   Banking Institutions Parties to the
                        Revolving Credit Agreement
                    Dated as of November 15, 1994, with
              The Timken Company; Commitments and Percentages


  Name of Bank                 Maximum Amount            Percentages
  ____________                 ______________            ___________

SOCIETY NATIONAL BANK           $  14,968,667            14.969

MORGAN GUARANTY TRUST
  COMPANY OF NEW YORK              12,275,333            12.2753333

THE BANK OF NEW YORK                8,084,000             8.084

THE BANK OF NOVA SCOTIA             8,084,000             8.084

BANK ONE, AKRON, N.A.               8,084,000             8.084

CREDIT SUISSE                       8,084,000             8.084

MELLON BANK, N.A.                   8,084,000             8.084

NBD BANK, N.A.                      8,084,000             8.084

THE NORTHERN TRUST COMPANY          8,084,000             8.084

NATIONSBANK OF NORTH
  CAROLINA, N.A.                    8,084,000             8.084

MIDLAND BANK, PLC                   8,084,000             8.084
                                  ___________             _____


       TOTALS                     $100,000,000          100.000

                                                                 EXHIBIT A


                           REVOLVING CREDIT NOTE

             (Prime Rate Loans and Domestic Fixed Rate Loans)

$________________                                              Canton, Ohio
                                                          November 15, l994

     FOR VALUE RECEIVED, the undersigned, THE TIMKEN COMPANY, an Ohio corporation (the "Borrower"), promises to pay on the Commitment Termination Date, to the order of _____________________________________________ (the
"Bank") at the Main Office of Society National Bank, Agent, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of _______________________________________________ DOLLARS or the aggregate unpaid principal amount of all Prime Rate Loans and all Domestic Fixed Rate Loans evidenced by this note made by the Bank to the Borrower pursuant to
Section 2.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

     The Borrower promises also to pay interest on the unpaid principal amount of each such loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in said
Section 2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

     The portions of the principal sum hereof from time to time representing Prime Rate Loans and Domestic Fixed Rate Loans, and payments of principal of either thereof, will be shown on the grid(s) attached hereto and made a part hereof. All loans by the Bank to the Borrower pursuant to the credit agreement (except LIBOR Loans) and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

     If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for Prime Rate Loans and Domestic Fixed Rate Loans at a rate per annum which shall be two per cent (2%) above the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

     This note is one of the Revolving Credit Notes referred to in the credit agreement dated as of November 15, l994 between the Borrower, the banks named therein and Society

National Bank, as Agent, as may be amended from time to time. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.


Address: 1835 Dueber Avenue           THE TIMKEN COMPANY
         Canton, Ohio  44706
                                      By:____________________________


                                      and____________________________

                                                         EXHIBIT A-1


                            REVOLVING CREDIT NOTE

                                (LIBOR Loans)


$________________                                             Canton, Ohio
                                                         November 15, l994

     FOR VALUE RECEIVED, the undersigned, THE TIMKEN COMPANY, an Ohio corporation (the "Borrower"), promises to pay on the Commitment Termination Date, to the order of _____________________________________________________
(the "Bank") at the Main Office of Society National Bank, Agent, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of ____________________ DOLLARS or the aggregate unpaid principal amount of all LIBOR Loans evidenced by this note made by the Bank to the Borrower pursuant to Section 2.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

     The Borrower promises also to pay interest on the unpaid principal amount of each such loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in said
Section 2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

     The portions of the principal sum hereof from time to time representing LIBOR Loans, and payments of principal thereof, will be shown on the grid(s) attached hereto and made a part hereof. All LIBOR Loans by the Bank to the Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

     If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for LIBOR Loans at a rate per annum which shall be two per cent (2%) above the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

     This note is one of the Revolving Credit Notes referred to in the credit agreement dated as of November 15, l994 between the Borrower, the banks named therein and Society National Bank, as Agent, as may be amended from time to time. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.


Address: 1835 Dueber Avenue           THE TIMKEN COMPANY
         Canton, Ohio  44706
                                      By:________________________


                                      and________________________